Exhibit 99.1


Investor Contact: Alex Lewis
                  877-784-7167

Media Contact:    Debbie Atkins
                  864-597-8361

                                                           FOR IMMEDIATE RELEASE


        DENNY'S CORPORATION ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION


         SPARTANBURG, S.C., August 17, 2005 - Denny's Corporation (Nasdaq: DENN) today announced the appointment of Mark Wolfinger to the position of Chief Financial Officer effective September 26, 2005. Andrew F. Green, Senior Vice President and Chief Financial Officer, has tendered his resignation effective September 23, 2005. Green joined the company in 1996 and has served as CFO since 2001.

         Nelson Marchioli, Denny's President and CEO, stated: "Andrew has expressed a desire to move on to new opportunities at this stage of his career. He has been an integral part of the Denny's turnaround, culminating in Denny's financial recapitalization in 2004 and the recent relisting of Denny's stock on the NASDAQ. We wish Andrew further success as he moves forward in his career."

         Concurrently, the company announced the appointment of Mark Wolfinger as Denny's new CFO. Wolfinger joins the company from Danka Business Systems where he served as Chief Financial Officer since 1998. Wolfinger's previous experience includes senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group, operators of Bennigan's, Ponderosa Steakhouse and Steak & Ale restaurants, and the Grand Metropolitan PLC.

         Marchioli continued, "The hiring of Mark, along with other recently announced additions to our senior management, further fortifies the Denny's team. Mark brings strong retail and restaurant experience to our organization, and his strategic and financial knowledge will be an asset to Denny's as we continue strengthening the brand and solidifying its capital structure."

         Denny's is America's largest full-service family restaurant chain, consisting of 547 company-owned units and 1,040 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Company's website at www.dennys.com.

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